EXHIBIT 10.1


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                    THE EARTHGRAINS COMPANY
                     EXCESS BENEFIT PLAN

         (formerly known as the CAMPBELL TAGGART, INC.
                    EXCESS BENEFIT PLAN)




      Amended and Restated Effective as of October 1, 1993

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                 THE EARTHGRAINS COMPANY
                   EXCESS BENEFIT PLAN

        (formerly known as the Campbell Taggart, Inc.
                  Excess Benefit Plan)

         Amended and Restated as of October 1, 1993

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                  TABLE OF CONTENTS

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1.     Definitions Applicable to this Plan. . . . . . . . . . .  1
2.     Eligibility to Participate . . . . . . . . . . . . . . .  2
3.     Benefits Under this Plan . . . . . . . . . . . . . . . .  2
4.     Special Rule for Non-Deductible Amounts. . . . . . . . .  3
5.     Pre-Retirement Death Benefits. . . . . . . . . . . . . .  3
6.     Payment Method . . . . . . . . . . . . . . . . . . . . .  3
7.     Obligation to Pay Benefits Hereunder . . . . . . . . . .  3
8.     Concerning Payment . . . . . . . . . . . . . . . . . . .  4
9.     Facility of Payment. . . . . . . . . . . . . . . . . . .  5
10.     Payees Presumed Competent . . . . . . . . . . . . . . .  5
11.     Notice of Address; Lost Payees. . . . . . . . . . . . .  6
12.     No Liability for Participant's Debts. . . . . . . . . .  6
13.     Administration. . . . . . . . . . . . . . . . . . . . .  6
14.     Negation of Employment Contract . . . . . . . . . . . .  7
15.     Forfeiture for Activity Contrary to a Participating
        Employer's Best Interests . . . . . . . . . . . . . . .  7
16.     Amendment . . . . . . . . . . . . . . . . . . . . . . .  8
17.     Termination . . . . . . . . . . . . . . . . . . . . . .  8
18.     Participating Employer. . . . . . . . . . . . . . . . .  9
19.     Successor Participating Employer. . . . . . . . . . . .  9
20.     Change in Control . . . . . . . . . . . . . . . . . . .  9
21.     Set Off and Withholding . . . . . . . . . . . . . . . . 11
22.     Miscellaneous . . . . . . . . . . . . . . . . . . . . . 12

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                  THE EARTHGRAINS COMPANY
                   EXCESS BENEFIT PLAN

        (formerly known as the CAMPBELL TAGGART, INC.
                  EXCESS BENEFIT PLAN)

     Amended and Restated Effective as of October 1, 1993


This Excess Benefit Plan ("Plan") was established by the predecessor of Campbell Taggart, Inc. (the predecessor also having been known as Campbell Taggart, Inc.), effective as of April 22, 1976, to provide supplemental retirement benefits to certain employees whose retirement benefits may be adversely affected by the limitations of Section 415 of the Internal Revenue Code. The Company became responsible for this Plan by statutory merger on November 2, 1982. The Plan is intended to be an "excess benefit plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974. The Company hereby amends and restates the Plan effective as of October 1, 1993. The provisions of this restated Plan shall apply to all eligible individuals whose termination of employment occurs on or after October 1, 1993.

1. Definitions Applicable to this Plan. All capitalized terms used in this Plan shall have the meanings herein set out:

     (a) "Actuarial Equivalent" means a benefit or benefits, or a payment or payments, which are of equal value at the date of determination to the benefits for which they are to be substituted. Equivalence of value is determined from actuarial calculations based on actuarial assumptions as to interest and mortality as follows:

          Interest--

               (i) For the computation of a lump sum payable in 1993 in connection with Company's Enhanced Retirement Program pursuant to Section 4.5 of the Basic Plan then in effect, 6-1/2%.

               (ii) For the computation of a lump sum payable in 1994 in connection with Company's Enhanced Retirement Program pursuant to Section 4.5 of the Basic Plan then in effect, if the lump sum exceeds $25,000, 5.4%, and if the lump sum does not exceed $25,000, 4.5%.

               (iii)     For computation of early retirement
benefits under the general provisions of the Plan and the payments under any

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optional form of payment under the general provisions of the Plan, the interest rate applicable under the Basic Plan.

          Mortality--The mortality table set forth in the Basic
Plan.

     (b) Through March 26, 1996, "Basic Plan" means the Anheuser-Busch Companies Pension Plan, including only the provisions of the main plan document and the provisions of the Supplement for the Campbell Taggart Retirement Plan, as the same may be amended or restated from time to time. From and after March 27, 1996, "Basic Plan" shall mean the tax-qualified defined benefit pension plan in effect for salaried employees of The Earthgrains Company resident in the United States.

     (c) "Committee" means the same group of persons appointed to administer the Basic Plan.

     (d) "Company" means The Earthgrains Company (formerly known as Campbell Taggart, Inc.), a Delaware corporation, and any corporation(s) into which or with which it may be liquidated, merged, or consolidated.

     (e) "Participant" means an individual who is eligible to participate in this Plan as described in Section 2.

     (f) "Participating Employer" as used in this Plan means a Participating Employer under the Basic Plan.

     (g)     "Plan" means The Earthgrains Company Excess Benefit
Plan set forth herein (formerly known as the Campbell Taggart, Inc. Excess Benefit Plan), as it may be amended from time to time.

     (h) "Subsidiary" means any business entity in which the Company has an equity interest of at least fifty percent.

2. Eligibility to Participate. Any individual whose retirement benefit under the Basic Plan will be limited by the provisions of
Section 415 of the Internal Revenue Code, or any regulations issued thereunder, shall be a Participant in this Plan.

3. Benefits Under this Plan. The Retirement Benefit payable by a Participating Employer under this Plan shall be equal to the Actuarial Equivalent of:

     (a) The retirement benefit a Participant would be entitled to receive under the Basic Plan, under the actual method of payment elected under such plan, if Section 415 of the Internal Revenue
Code were inapplicable, less

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     (b)     The retirement benefit actually payable to the
Participant under the Basic Plan.

     No Participant shall be vested in benefits under this Plan until the Participant has (a) terminated employment, (b) attained age 55 (age 53 for Participants who elect to be governed by Section
4.5 of the Basic Plan in effect as of December 31, 1993), (c) vested in his or her benefit under the Basic Plan, and (d) satisfied all other requirements of this Plan for commencement of benefits.

4. Special Rule for Non-Deductible Amounts. Any amount otherwise payable under the Plan in a calendar year for which the Company determines that the amount would not be deductible by any Participating Employer under Section 162(m) of the Internal Revenue Code shall not be paid until such calendar year as the Company determines that the amount has ceased to be so non-deductible. In the case of any inconsistency between this Section 4 any other provision of the Plan, this Section 4 shall govern, unless Section 20 applies.

5. Pre-Retirement Death Benefits. There will be no pre-retirement death benefit under this Plan.

6.     Payment Method.  The retirement benefit determined under
Section 3 shall be payable under the basic method of payment under the Basic Plan. However, a Participant may elect, subject to approval of the Committee, to have his or her retirement benefit hereunder paid under one or more of the optional methods of payment set forth in the Basic Plan. All optional methods of payment shall be the Actuarial Equivalent of the amount determined under Section
3. For Participants who elect to be governed by Section 4.5 of the Basic Plan as in effect on December 31, 1993, payment shall be in the form of a single sum. In other cases, payment shall be made pursuant to the Basic Method provided for in the Basic Plan unless the Participant elects a different form of payment available under the Basic Plan at least one (1) year prior to the Participant's Payment Date as defined in the Basic Plan. Except as otherwise specifically provided in this Plan, retirement benefits hereunder shall commence as of the same date benefits commence under the Basic Plan.

7. Obligation to Pay Benefits Hereunder. No trust fund, escrow account or other segregation of assets shall be established or made by a Participating Employer to guarantee, secure or assure the payment of any benefit hereunder. A Participating Employer's obligation to pay retirement benefits pursuant to this Plan shall constitute only a general contractual liability to the Participants and other payees hereunder in accordance with the terms hereof. Payment of benefits by a Participating Employer shall be made only from the general funds of such Participating Employer and no Participant or any other potential payee of any amount hereunder shall have any interest in any particular asset of a

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Participating Employer by reason of the existence of this Plan.
The amounts payable hereunder shall be subject in all respects to claims of general creditors of the Participating Employer until actually paid over to the person(s) entitled to receive the same.

8.     Concerning Payment.

     (a) Except as otherwise provided in this Section 8, any amount payable under this Plan as a result of or following the death of a Participant shall be applied only for the benefit of the beneficiary or beneficiaries designated by the Participant pursuant to this Section 8. Each Participant shall specifically designate, by name, on forms provided by the Committee, the beneficiary(ies) to whom any such amounts shall be paid. Except as provided in paragraph (c), a Participant may change or revoke a beneficiary designation without the consent of the beneficiary(ies) at any time by filing a new beneficiary designation form with the Committee. The filing of a new form shall automatically revoke any forms previously filed with the Committee. A beneficiary designation form not properly filed with the Committee prior to the death of the Participant shall have no validity under the Plan.

     (b) Except as provided in paragraph (c), any such designation shall be contingent on the designated beneficiary surviving the Participant. If a designated beneficiary survives the Participant but dies before receiving the entire amount payable to the designated beneficiary hereunder, the amount which would otherwise have been so paid shall be paid to the estate of the deceased beneficiary unless a contrary direction was made by the Participant, in which case such direction shall control. More than one beneficiary, and alternative or contingent beneficiaries, may be designated, in which case the Participant shall specify the shares, terms, and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries, all of which must be satisfactory Committee.

     (c) If a Participant has selected a joint and survivor annuity method of payment and the contingent annuitant dies before payments to the Participant begin, the selection shall be revoked, but if the contingent annuitant dies after payments begin, the selection of this method of payment shall not be affected and no new contingent annuitant may be named.

     (d) If no beneficiary designation is on file with the Committee at the time of the Participant's death or no beneficiary designated by the Participant survives the Participant, the Participant's estate shall be deemed to be

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the beneficiary designated to receive any amounts then remaining payable under this Plan.

     (e) In determining any question concerning a Participant's beneficiary, the latest designation filed with the Committee shall control and intervening changes in circumstances shall be ignored. For example, if a Participant's spouse is designated as beneficiary but thereafter is divorced from the Participant, such designation shall remain valid unless and until the Participant files a later beneficiary designation form with the Committee during the Participant's lifetime.

     (f) Any check issued on or before the date of a Participant's death shall remain payable to the Participant, whether or not the check is received by the Participant prior to death. Any check issued after the date of the Participant's death shall be the property of the Participant's beneficiaries determined in accordance with this Section 8.

9. Facility of Payment. If any amount is payable hereunder to a minor or other person under legal disability or otherwise incapable of managing his or her own affairs, as determined by the Committee in its sole discretion, payment thereof shall be made in one (or any combination) of the following ways, as the Committee shall determine in its sole discretion:

          (i)     Directly to said minor or other person;

          (ii)     To a custodian for said minor or other person
(whether designated by the Committee or any other person) under the Missouri Transfers to Minors Law, the Missouri Personal Custodian
Law or a similar law of any other jurisdiction;

          (iii) To the conservator of the estate of said minor or other person; or

          (iv) To some relative or friend of such minor or other person for the support, welfare or education of such minor or other person.

The Committee shall not be required to see to the application of any payment so made, and payment to the person determined by the Committee shall fully discharge the Participating Employers and this Plan from any further accountability or responsibility with respect to the amount so paid.

10. Payees Presumed Competent. Every person receiving or claiming amounts payable under this Plan shall be conclusively presumed to be mentally competent and of legal age until the Committee receives a written notice, in form, manner and substance acceptable to it, that any such person is

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incompetent or is a minor or that a guardian or other person legally vested with the care of his or her estate has been appointed.

11. Notice of Address; Lost Payees. The address of every Participant or other person entitled to any payment hereunder on file for purposes of the Basic Plan shall be used for all purposes of this Plan. If the Committee is unable to locate any person, or the estate of such person, entitled to receive a payment hereunder within two years after an amount becomes payable, the right and interest of such payee in and to the amount payable shall terminate on the last day of such two year period.

12. No Liability for Participant's Debts. Amounts payable under this Plan shall not be liable for or subject to the debts or liabilities of any payee, and no amount payable hereunder shall at any time or in any manner be subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance of any kind, whether to the Participating Employer or to any other party whomsoever, and whether with or without consideration. If any payee shall attempt to, or shall anticipate, alienate, sell, transfer, assign, pledge or otherwise encumber any amounts payable hereunder or any part thereof, or if by reason of bankruptcy or other event, such amounts would at any time be received or enjoyed by persons other than such payee, except as otherwise permitted by this Plan, the Committee in its sole discretion may terminate such person's interest in any such amounts and hold or apply such amounts to or for the use of such person, his or her spouse, children or other dependents, or any of them, as the Committee may determine.

13. Administration. The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Committee shall interpret the Plan; shall determine all questions arising in the administration, interpretation, and application of the Plan; and shall construe any ambiguity, supply any omission, and reconcile any inconsistency in such manner and to such extent as the Committee deems proper. Any interpretation or construction placed upon any term or provision of the Plan by the Committee, any decisions and determinations of the Committee arising under the Plan, including without limiting the generality of the foregoing:
(i) the eligibility of any individual to become or remain a Participant and a Participant's status as such; (ii) the time, method and amounts of payments payable under the Plan; (iii) the rights of Participants; and any other action or determination or decision whatsoever taken or made by the Committee in good faith shall be final, conclusive, and binding upon all persons concerned, including, but not limited to, the Committee, all Participating Employers and all Participants and beneficiaries.

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14.     Negation of Employment Contract.  This Plan does not create an employment contract and nothing contained herein shall be deemed
(a) to give a Participant the right to be retained in the employ of any Participating Employer; (b) to interfere with the right of the Participating Employer to discharge a Participant at any time; (c) to give the Participating Employer the right to require a Participant to remain in its employ; or (d) interfere with the right of a Participant to terminate his or her employment voluntarily whenever he or she chooses.

15.     Forfeiture for Activity Contrary to a Participating
Employer's Best Interests.

     (a) Notwithstanding any provision of this Plan to the contrary, the right of a Participant and his or her beneficiary or beneficiaries to receive a benefit hereunder is expressly conditioned upon the Participant neither (i) having ceased to be employed by the Company or any Subsidiary under circumstances or conditions inimical or contrary to the best interests of the Company or any Subsidiary, nor (ii) thereafter engaging in any activity which in the Committee's judgment is inimical or contrary to the best interests of the Company or any Subsidiary.

     (b) Should a Participating Employer propose to enforce the foregoing, it shall give written notice to the Participant or other person(s) otherwise entitled to payment, and may withhold payment pending final resolution of the matter. The Committee shall thereupon investigate the alleged violation and shall consider, under such rules of procedure as the Committee shall deem reasonable, such evidence and testimony as the Participating Employer and the Participant or other person or persons receiving or otherwise entitled to receive payment may wish to submit in support or refutation of the alleged violation. The decision of the Committee shall be final and conclusive. If the Committee concludes that there has been a violation, the right of the Participant and all beneficiaries of the Participant to receive payment hereunder shall thereupon cease. If the Committee concludes that there has not been a violation, the amounts withheld or suspended shall become payable as though no proceedings had been instituted nor any payment withheld or suspended, without, however, any interest for the period during which such amounts were withheld or suspended.

     (c) The provisions of this Section authorizing the Participating Employer to give notice of an alleged violation or possible violation of the conditions of paragraph (a) shall not be interpreted as requiring the Participating Employer to take such action in each and every instance of a violation or suspected violation, and in determining whether an attempt to enforce the forfeiture provisions of this Section shall be made, the Participating Employer may consider the possible economic damage it might suffer

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from the violation or suspected violation, the circumstances surrounding the discontinuance of the employment of the Participant with the Participating Employer and the quantum of proof which the Participating Employer may have of a violation of the aforesaid conditions.

     (d) The provisions of this Section shall in no way impair or derogate the rights which a Participating Employer may otherwise have under any employment contract with a Participant or at law or in equity, to prevent the disclosure of confidential information or to recover damages for the disclosure thereof or to prevent a Participant from engaging in competition with a Participating Employer or to recover damages therefor.

     (e) The Board of Directors of the Company (or the Executive Committee at any time the Board of Directors is not in session) may revoke this Section at any time, whereupon no benefit that would otherwise become payable under this Plan shall ever be subject to forfeiture or revocation for any reason, including (but not limited to) any subsequent amendment to this Plan which reinstates the provisions of this Section or imposes similar conditions on a Participant's right to receive benefits hereunder.

     (f) If the provisions of this Section are invoked at any time after payments have already been made, the Participating Employer shall have the right to a refund of all monies theretofore paid. If the Participating Employer shall find it necessary to file suit to recover any amount hereunder, it shall be entitled to recover its reasonable attorney's fees and costs.

16. Amendment. The Board of Directors or the Chief Executive Officer of the Company shall have the absolute right to modify or amend this Plan in whole or in part, at any time and from time to time, effective as of any specified prior, current or future date; provided that the Chief Executive Officer shall not have authority to amend the Plan in any manner that would cause it to cease to be an excess benefit plan within the meaning of Section 3(36) of ERISA that is supplementary solely to the Basic Plan. Any amendments to the Basic Plan shall automatically amend the provisions of this Plan where they would so apply.

17. Termination. The Board of Directors or the Chief Executive Officer of the Company shall have the right to terminate this Plan as of any specified current or future date. The Plan shall be automatically terminated upon: (a) termination of the Basic Plan;
(b) the Company being legally adjudicated a bankrupt; (c) the appointment of a receiver or trustee in bankruptcy with respect to the Company's assets and business if such appointment is not set aside within 90 days thereafter; or (d) the making by the Company of an

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assignment for the benefit of creditors.  Upon a termination of this Plan, no additional employees shall become eligible to participate herein, and no additional benefits shall be accrued hereunder. Notwithstanding the termination of this Plan, a Participant shall remain entitled to a retirement benefit under this Plan, determined under Section 3, but based only on the Participant's benefit accrued under the Basic Plan prior to the date of termination and payable as otherwise provided herein.

18. Participating Employer. Any Participating Employer in the Basic Plan may become a Participating Employer in this Plan by a writing executed by its proper officers and approved by the proper officers of the Company. No Participating Employer other than the Company shall have any authority whatsoever to amend or terminate the Plan. A Participating Employer may withdraw from the Plan at any time by action of its proper officers. If a Participating Employer ceases to be a member of the controlled group of corporations that includes the Company, the Participating Employer shall automatically withdraw from the Plan as of the date of cessation of the controlled group relationship without the execution of any other instrument. Notwithstanding such withdrawal, a Participant shall remain entitled to a retirement benefit from such withdrawing Participating Employer, determined under Section 3, but based only on the Participant's benefit accrued under the Basic Plan prior tot he date of termination and payable as otherwise provided herein.

19. Successor Participating Employer. In the event of the dissolution, merger, consolidation or reorganization of a Participating Employer other than the Company, the successor company may adopt and continue this Plan as a Participating Employer, provided it has adopted the Basic Plan. If a successor company does not continue this Plan, all Participants affected thereby shall be entitled to a retirement benefit from such successor company calculated and payable as provided in Section 18 with the benefits determined as of the date of dissolution, merger, consolidation or reorganization.

20.     Change in Control.

     (a) If a Change in Control (as defined in Section 20(b) shall occur, then, notwithstanding anything to the contrary herein, a Participant's benefit under the Plan as of the Change in Control Date (as defined in Section 20(b)), shall be fully vested and non-forfeitable. Within 30 days after the Change in Control Date, the Participant shall be paid, in a single lump-sum payment, the Actuarial Equivalent of his or her benefits determined under
Section 3 as if the Participant had terminated employment and commenced receiving benefits immediately.

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     (b)     For purposes of this Plan, a "Change in Control" shall
occur if:

          (i) any Person (as defined herein) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 as amended ("Act")) of more than 30% of the then outstanding voting securities of the Company (measured on the basis of voting power), provided, however, that shares issued or distributed by the Company in connection with the acquisition of another company or business from such Person shall be counted as being outstanding, but otherwise shall be ignored in determining the percentage beneficially owned by such Person;

          (ii) the shareholders of the Company approve a definitive agreement of merger or consolidation with any other corporation or business entity, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities;

          (iii) a change occurs in the composition of the Board of Directors of the Company during any period of twenty-four consecutive months such that individuals who at the beginning of such period were members of the Board of Directors of the company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of the Company, of each new director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

          (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the

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sale or disposition by the Company of all or substantially all the assets of the Company.

     A Change in Control shall be deemed to have occurred on the date as of which any of the events described in clauses (i) through
(iv) occur (such date being referred to as the "Change in Control Date"). For purposes of this paragraph, "Person" shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a person shall not include (aa) the Company or any of its subsidiaries, (bb) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (cc) an underwriter temporarily holding securities pursuant to an offering of such securities, or (dd) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

     (c) Notwithstanding Sections 16 and 17, following a Change in Control, the provisions of this Section 20 cannot, after the Change in Control Date, be amended in any manner without the written consent of each individual who was a Participant immediately prior to a Change in Control.

     (d) Following a Change in Control, this Plan shall continue in effect, notwithstanding that payment of benefits shall have been made under Section 20(a), unless and until terminated by the Company.

     (e) If a Change in Control occurs, Section 15 shall no longer apply to any individual whose activities are not under investigation by the Committee on the Change in Control Date.

     (f) If by reason of this Section an excise or other special tax ("Excise Tax") is imposed on any payment under this Plan (a "Required Payment"), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment.

21.     Set Off and Withholding.

     (a) Any amount then due and payable by the Company or any other Participating Employer to any Participant or the beneficiary of any Participant under this Plan may be offset by any amounts owed to the Company or any Subsidiary by the Participant and/or the beneficiary for any reason and in any capacity whatsoever, as the Company may determine in its sole and absolute discretion.

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     (b)     There shall be deducted from any amount payable under
this Plan all taxes required to be withheld by any federal, state or local government. Participants and their beneficiaries shall bear any and all federal, state, local and other income taxes and other taxes imposed on amounts paid under the Plan, whether or not withholding is required or carried out in accordance with this provision.

22.     Miscellaneous.

     (a) In any instance in which the Committee believes such action to be in the best interest of the party entitled to receive any payment under this Plan, or to be in the best interests of a Participating Employer (such as to avoid the administrative inconvenience and expense which might be incurred if relatively small amounts were to be paid to multiple recipients over lengthy periods of time), amounts payable hereunder may be paid in a single lump sum, the amount of which shall be the Actuarial Equivalent of the benefits otherwise payable.

     (b) In the event of the death of a Participant or any Beneficiary designated by him or her, no payment need be made by the Plan until the Committee shall have received proof satisfactory to it of such death and of the identity, existence and location of the party thereafter entitled to receive payments under this Plan.

     (c) In making any payment or taking any action under this Plan, the Participating Employer and the Committee shall be absolutely protected in relying upon any finding or statement of facts believed by it to be true, and on any written instrument believed by it to have been signed by the proper party.

     (d)     Subject to the applicable provisions of the Employee
Retirement Income Security Act of 1974 which provide to the contrary, this Plan shall be administered, construed, and enforced according to the laws of the State of Missouri and in Courts situated in that State.

          IN WITNESS WHEREOF, The Earthgrains Company has caused this Plan to be executed by its officers thereunto duly authorized this _____ day of March, 1996, effective as of October 1, 1993.

                                   THE EARTHGRAINS COMPANY



                                   By_________________________________
                                        Barry H. Beracha
                                        Chief Executive Officer

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